As filed with the Securities and Exchange Commission on March 30, 2001
                                                      Registration No. 333-55240
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C.


                                    FORM S-1

              REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                         POST-EFFECTIVE AMENDMENT NO. 1




                         PHL VARIABLE INSURANCE COMPANY

             (Exact name of registrant as specified in its charter)


          Connecticut                                                               06-1045829
------------------------------           ----------------------------        ---------------------------
(State or other jurisdiction of          (Primary Standard Industrial               (IRS Employer
incorporation or organization)            Classification Code Number)           Identification Number)


                                ONE AMERICAN ROW
                               HARTFORD, CT 06115
                                 (800) 447-4312
                  ----------------------------------------------
                   (Address, including zip code, and telephone
                  number, including area code, of registrant's
                          principal executive offices)



                                  DONA D. YOUNG
                         PHL VARIABLE INSURANCE COMPANY

                                ONE AMERICAN ROW
                             HARTFORD, CT 06102-5056
                                 (860) 403-5967
                  ----------------------------------------------
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)





Approximate date of commencement of proposed sale to the public: March 30, 2001.




If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

Pursuant to Rule 429 under the Securities Act of 1933, the prospectus herein relates to Registration Statement number 333-20277.

================================================================================

                                                           MARKET VALUE ADJUSTED
                                                     GUARANTEED INTEREST ACCOUNT






                                                                       Issued by

                                                  PHL VARIABLE INSURANCE COMPANY







IF YOU HAVE ANY QUESTIONS, PLEASE CONTACT:


[ENVELOPE]  PHOENIX VARIABLE PRODUCTS MAIL OPERATIONS
            PO Box 8027
            Boston, MA 02266-8027
[TELEPHONE] Tel. 800/541-0171




PROSPECTUS               MARCH 30, 2001


This prospectus describes a Market Value Adjusted Guaranteed Interest Account ("MVA"). The MVA is only available for use under PHL Variable Insurance Company's variable accumulation deferred annuity contracts ("Contract").




The Contract prospectus must accompany this prospectus. You should read the Contract prospectus and keep it for future reference.




The Securities and Exchange Commission ("SEC") has not approved or disapproved these securities, nor has the Commission determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

                                TABLE OF CONTENTS


Heading                                                   Page
----------------------------------------------------------------

SPECIAL TERMS............................................    3
PRODUCT DESCRIPTION......................................    3
   The Nature of the Contract and the MVA................    3
   Availability of the MVA...............................    3
   The MVA...............................................    4
   Market Value Adjustment...............................    4
   Setting the Guaranteed Rate...........................    5
   Deduction of Surrender Charges on Withdrawals.........    5
INVESTMENTS BY PHL VARIABLE..............................    5
DISTRIBUTION OF CONTRACTS................................    6
FEDERAL INCOME TAXATION DISCUSSION.......................    6
ACCOUNTING PRACTICES.....................................    6
DESCRIPTION OF PHL VARIABLE .............................    6
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
   CONDITION AND RESULTS OF OPERATION....................    6
   Executive Compensation................................    8
DIRECTORS AND OFFICERS OF PHL VARIABLE...................    8
EXPERTS..................................................    8
LEGAL PROCEEDINGS........................................    8
PHL VARIABLE INSURANCE COMPANY
   FINANCIAL STATEMENTS, DECEMBER 31, 2000...............  F-1









                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    Any document that is incorporated by reference is subject to change from time to time. When referring to such document you should be sure it is the latest version. Documents that have been incorporated by reference are part of the prospectus.


    We will furnish a copy of this prospectus and the Contract prospectus free of charge. Also, we will furnish free of charge any statements or documents incorporated by reference when requested. Requests should be made by calling Variable Annuity Operations ("VAO") at 800/541-0171.

SPECIAL TERMS
--------------------------------------------------------------------------------
    As used in this prospectus, the following terms mean:

ACCOUNT: PHL Variable Accumulation Account, a separate account of PHL Variable Insurance Company (see "The Nature of the Contract and the MVA" for a description of this Account).


CONTRACT VALUE: Prior to the end of the guarantee period, the sum of the values under a Contract of all accumulation units held in the subaccounts of the Account plus the values held in the Guaranteed Interest Account and in the MVA.


CURRENT RATE: The Guaranteed Rate currently in effect for amounts allocated to the MVA, established from time to time for various Guarantee Periods.

DEATH BENEFIT: An amount payable upon the death of the Annuitant or Owner, as applicable, to the named beneficiary.

EXPIRATION DATE: The date on which the Guarantee Period ends.

GUARANTEE PERIOD: The duration for which interest accrues at the Guaranteed Rate on amounts allocated to the MVA.

GIA (GUARANTEED INTEREST ACCOUNT): An allocation option under which premium amounts are guaranteed to earn a fixed rate of interest. Excess interest also may be credited, in the sole discretion of PHL Variable.

GUARANTEED RATE: The effective annual interest rate we use to accrue interest on amounts allocated to the MVA for a Guarantee Period. Guaranteed Rates are fixed at the time an amount is credited to the MVA and remain constant throughout the Guarantee Period.

MVA (MARKET VALUE ADJUSTED GUARANTEED INTEREST ACCOUNT): This is an account that pays interest at a Guaranteed Rate if held to the end of the Guarantee Period. If such amounts are withdrawn, transferred or applied to an annuity option before the end of the Guarantee Period, a Market Value Adjustment will be made. Assets allocated to the MVA are not part of the assets allocated to the Account or our general account.

MARKET VALUE ADJUSTMENT: An adjustment is made to the amount that a Contract Owner receives if money is withdrawn, transferred or applied to an annuity option from the MVA before the Expiration Date of the Guarantee Period.

PHL VARIABLE (COMPANY, WE, US, OUR): PHL Variable Insurance Company.


PRODUCT DESCRIPTION
--------------------------------------------------------------------------------
THE NATURE OF THE CONTRACT AND THE MVA
    The investment option described in this prospectus is an MVA available only under the variable accumulation deferred annuity contracts offered by PHL Variable. The Contract is described in detail in its own prospectus. You should review the Contract prospectus along with this prospectus before deciding to allocate purchase payments to the MVA.

[diamond] The MVA currently provides four choices of interest rate Guarantee
          Periods:
          o 3 years          o 5 years
          o 7 years          o 10 years

[diamond] Purchase payments can be allocated to one or more of the available MVA
          Guarantee Period options. Allocations may be made at the time you make a payment or you may transfer amounts held in the subaccounts of the PHL Variable Accumulation Account (the "Account"), the GIA or other available MVA Guarantee Periods. Generally, amounts allocated to MVA options must be for at least $1,000. We reserve the right to limit cumulative amounts allocated to the MVA during any one-week period to not more than $250,000.

[diamond] Amounts may be transferred to or from the MVA according to the transfer rules under the Contract. You may make up to six transfers per year from the MVA. (See "The Accumulation Period -- Transfers" of the Contract prospectus.)

[diamond] Allocations that remain in the MVA until the applicable Expiration
          Date will be equal to the amount originally allocated, multiplied by its Guaranteed Rate which is compounded on an annual basis.

[diamond] A Market Value Adjustment will be made if amounts are withdrawn, transferred or applied to an annuity option from the MVA before the Expiration Date. (See "The MVA.")

[diamond] The Contract provides for the accumulation of values before maturity and for the payment of annuity benefits thereafter. Since MVA values are part of the Contract Value, your earnings on allocations to the MVA will affect the values available at surrender or maturity. No Market Value Adjustment will be applied to withdrawals to pay Death Benefit proceeds.

[diamond] We may offer additional Guarantee Periods to certain individuals or groups of individuals who meet certain minimum premium criteria.

AVAILABILITY OF THE MVA

    The MVA is not available in all states. For information, call VAO at 800/541-0171.

THE MVA
    The MVA is available only during the accumulation phase of your Contract. The MVA option currently offers different Guarantee Periods, which provide you with the ability to earn interest at different Guaranteed Rates on all or part of your Contract Value. Each allocation has its own Guaranteed Rate and Expiration Date. Because we change Guaranteed Rates periodically, amounts allocated to a Guarantee Period at different times will have different Guaranteed Rates and Expiration Dates. The applicable Guaranteed Rate, however, does not change during the Guarantee Period.

    We will notify you of the expiration of the Guarantee Period and of your available options within 30 days of the Expiration Date. You will have 15 days before and 15 days following the Expiration Date ("Window Period") to notify us of your election. During this Window Period, any withdrawals or transfers from the MVA will not be subject to a market value adjustment. Unless you elect to transfer funds to a different Guarantee Period, to the subaccounts of the Account, to the GIA or elect to withdraw funds, we will begin another Guarantee Period of the same duration as the one just ended and credit interest at the current rate for that new Guarantee Period. If you chose a Guarantee Period that is no longer available or if your original Guarantee Period is no longer available, we will use the Guarantee Period with the next longest duration.

    We reserve the right, at any time, to discontinue Guarantee Periods or to offer Guarantee Periods that differ from those available at the time your Contract was issued. Since Guarantee Periods may change, please contact VAO to determine the current Guarantee Periods being offered.

MARKET VALUE ADJUSTMENT
    Any withdrawal from the MVA will be subject to a Market Value Adjustment unless the effective date of the withdrawal is within the Window Period. For this purpose, redemptions, transfers and amounts applied to an annuity option under a contract are treated as withdrawals. The Market Value Adjustment will be applied to the amount being withdrawn after the deduction of any applicable Administrative Charge and before the deduction of any applicable contingent deferred sales charges (surrender charges). See the Contract prospectus for a description of these charges. The Market Value Adjustment can be positive or negative. The amount being withdrawn after application of the Market Value Adjustment can be greater than or less than the amount withdrawn before the application of the Market Value Adjustment.

    A Market Value Adjustment will not be applied upon the payment of the Death Benefit.

    The Market Value Adjustment will reflect the relationship between the Current Rate (defined below) for the amount being withdrawn and the Guaranteed Rate. It is also reflective of the time remaining in the applicable Guarantee Period. Generally, if the Guaranteed Rate is equal to or lower than the applicable Current Rate, the Market Value Adjustment will result in a lower payment upon withdrawal. Conversely, if the Guaranteed Rate is higher than the applicable Current Rate, the Market Value Adjustment will produce a higher payment upon withdrawal.

    The Market Value Adjustment which is applied to the amount being withdrawn is determined by using the following formula:

    Market Value Adjustment

         = Amount x [(     1 + i    )(n/12) -1]
                      --------------
                    [(1 + j + 0.0025)]
    where,

    Amount, is the amount being withdrawn less any applicable administrative charges.

    i, is the Guaranteed Rate being credited to the amount being withdrawn; and

    j, is the Current Rate, which is the current interest rate for new deposits with a Guarantee Period equal to the number of years remaining in the current Guarantee Period, rounded up to the next higher number of complete years; and

    n, is the number of months rounded up to the next whole number from the date of the withdrawal or transfer to the end of the current Guarantee Period.

    If the Company does not offer a Guarantee Period equal to the number of years remaining in the Guarantee Period, "j" will be determined by interpolation of the Guaranteed Rate for the Guarantee Periods then available.

EXAMPLES
    The following examples illustrate how the Market Value Adjustment operates:

    EXAMPLE 1
    $10,000 is deposited on January 1, 1997, into an MVA with a 5-year Guarantee Period. The Guaranteed Rate for this deposit amount is 5.50%.

    If, on January 1, 1999 (2 years after deposit), the full amount is taken from this MVA segment, the following amount is available:

    1. The accumulated amount prior to application of Market Value Adjustment is:

        $10,000 x (1.055)(2) = $11,130.25

    2. The Current Rate that would be applied on January 1, 1999 to amounts credited to a 3-year MVA segment is 6.50%.

    3. The number of months remaining in the Guarantee Period (rounded up to next whole number) is 36.

    4. The Market Value Adjustment equals $-386.43, and is calculated as follows:

       $-386.43 = $11,130.25 x [(   1  +  0.055     )](36/12) -1 ]
                                 ------------------
                               [(1 + 0.065 + 0.0025 )]

    The market value for the purposes of surrender on January 1, 1999 is therefore equal to $10,743.82 ($11,130.25 - $386.43).

    EXAMPLE 2
    $10,000 is deposited on January 1, 1997, into an MVA with a 5-year Guarantee Period. The Guaranteed Rate for this amount is 5.50%.

    If, on January 1, 1999 (2 years from deposit), the full amount is taken from this MVA segment, the following amount is available:

    1. The accumulated amount prior to application of Market Value Adjustment is:

        $10,000 x (1.055)(2) = $11,130.25

    2. The Current Rate being applied on January 1, 1999 to amounts credited to a 3-year MVA segment is 4.50%.

    3. The number of months remaining in the Guarantee Period (rounded up to next whole number) is 36.

    4. The Market Value Adjustment equals $240.79, and is calculated as follows:

    $+240.79 = $11,130.25 x [(     1  +  0.055   )(36/12)  -1]
                              -------------------
                            [( 1 + 0.045 + 0.0025)]

    The market value for the purposes of surrender on January 1, 1999 is therefore equal to $11,371.04 ($11,130.25 + $240.79).

    THE ABOVE EXAMPLES ARE HYPOTHETICAL AND ARE NOT INDICATIVE OF FUTURE OR PAST PERFORMANCE.

SETTING THE GUARANTEED RATE
    We determine Guaranteed Rates for current and future purchase payments, transfers or renewals. Although future Guaranteed Rates cannot be predicted, we guarantee that the Guaranteed Rate will never be less than 3% per annum.

DEDUCTION OF SURRENDER CHARGES ON WITHDRAWALS

    A Market Value Adjustment will apply if a withdrawal is made before the Expiration Date and outside the Window Period as described above.

    Depending on your contract, a full or partial withdrawal of Contract Value, including amounts in the MVA, may also be subject to a surrender charge.

    Please note that other charges may also be imposed against the Contract, including mortality and expense risk and administrative charges. For a more detailed explanation of any surrender charge applicable to your Contract and of other applicable charges, please see the "Charges and Deductions" section of the Contract prospectus.


INVESTMENTS BY PHL VARIABLE
--------------------------------------------------------------------------------
    Proceeds from purchases of the MVA option will be deposited into the PHL Variable Separate Account MVA1 ("Separate Account MVA1"), which is a non-unitized separate account established under Connecticut law. Contract Values attributable to such proceeds are based on the interest rate we credit to MVA allocations and terms of the Contract, and do not depend on the investment performance of the assets in Separate Account MVA1.

    Under Connecticut law, all income, gains or losses of Separate Account MVA1 whether realized or not, must be credited to or charged against the amounts placed in Separate Account MVA1 without regard to our other income, gains and losses. The assets of the Separate Account may not be charged with liabilities arising out of any other business that we may conduct. Obligations under the Contracts are obligations of PHL Variable.

    There are no discreet units in Separate Account MVA1. No party with rights under any Contract participates in the investment gain or loss from assets belonging to Separate Account MVA1. Such gain or loss accrues solely to us. We retain the risk that the value of the assets in Separate Account MVA1 may drop below the reserves and other liabilities it must maintain. If the Separate Account MVA1 asset value drops below the reserve and other liabilities we must maintain in relation to the Contracts supported by such assets, we will transfer assets from our general account to Separate Account MVA1. Conversely, if the amount we maintain is too much, we may transfer the excess to our general account.

    In establishing Guaranteed Rates, we intend to take into account the yields available on the instruments in which we intend to invest the proceeds from the Contracts. The Company's investment strategy with respect to the proceeds attributable to the Contracts generally will be to invest in investment-grade debt instruments having durations tending to match the applicable Guarantee Periods.

    Investment-grade debt instruments in which the Company intends to invest the proceeds from the Contracts include:

[diamond] Securities issued by the United States government or its agencies or instrumentalities.

[diamond] Debt securities which have a rating, at the time of purchase, within the four highest grades assigned by Moody's Investors Services, Inc. (Aaa, Aa, A or Bb), Standard & Poor's Corporation (AAA, AA, A or BBB) or any other nationally recognized rating service.

[diamond] Other debt instruments, although not rated by Moody's or Standard &
          Poor's, are deemed by the Company's management to have an investment quality comparable to securities described above.

    While the above generally describes our investment strategy with respect to the proceeds attributable to the

Contracts, we are not obligated to invest the proceeds according to any particular strategy, except as may be required by Connecticut and other state insurance law.

DISTRIBUTION OF CONTRACTS
--------------------------------------------------------------------------------
    Phoenix Equity Planning Corporation ("PEPCO") acts as the principal underwriter of the Contracts. Contracts may be purchased through representatives of W.S. Griffith & Company ("W.S.G.") licensed to sell PHL Variable Annuity Contracts. PEPCO and W.S.G. are registered as broker-dealers under the Securities Exchange Act of 1934 and are members of the National Association of Securities Dealers, Inc. (the "NASD"). PHL Variable, PEPCO and W.S.G. are wholly-owned indirect subsidiaries of Phoenix Home Life Mutual Insurance Company ("Phoenix").

    PEPCO enters into selling agreements with other broker-dealers or entities registered under or exempt under the Securities Act of 1934 ("selling brokers"). The Contracts are sold through agents who are licensed by state insurance officials to sell the Contracts. These agents also are registered representatives of selling brokers or W.S.G. Contracts with the MVA option are offered in states where we have received authority and the MVA and the Contracts have been approved. The maximum dealer concession that a selling broker will receive for selling a Contract is 7.25%.

FEDERAL INCOME TAXATION DISCUSSION
--------------------------------------------------------------------------------
    Please refer to "Federal Income Taxes" in the Contract prospectus for a discussion of the income tax status of the Contract.

ACCOUNTING PRACTICES
--------------------------------------------------------------------------------
    The information presented below should be read with the audited financial statements of PHL Variable and other information included elsewhere in this prospectus.

    The financial statements and other financial information included in this prospectus have been prepared in conformity with accounting principles generally accepted in the United States.

DESCRIPTION OF PHL VARIABLE
--------------------------------------------------------------------------------
THE COMPANY
    We are a life insurance company and an indirect, wholly-owned subsidiary of Phoenix. Phoenix purchased the Company (formerly known as Dreyfuss Consumers
Life) and its name was changed accordingly in 1994. We are domiciled in the state of Connecticut. Phoenix and its subsidiaries (the "Phoenix Group") offer a wide range of insurance and investment products and services including:

[diamond] individual participating life insurance

[diamond] variable life insurance

[diamond] investment advisory services

[diamond] mutual fund distribution services

    We serve as the variable annuity operation for the Phoenix Group and as of the date of this prospectus, we offer individual deferred variable annuities that are registered with the SEC, single life flexible premium and survivorship universal life insurance and 10-year and 20-year guaranteed level term life insurance.

    Our home office is located at One American Row, Hartford, Connecticut. Phoenix provides all administrative and operational services for the Phoenix Group.

SELECTED FINANCIAL DATA
    The following selected financial data was taken from the financial statements which can be found at the end of this prospectus. You should read the financial statements including the notes.

    The following table reflects the results of our operations for the years ended December 31, 2000, 1999, and 1998;


                                     FOR THE YEAR ENDED
                                        DECEMBER 31,

                                 2000       1999      1998
                                 ----       ----      ----
                                        (in thousands)
Revenues:
 Premiums                         $ 6,168   $ 9,838   $ 6,280
 Insurance and investment
  product fees                     30,098    20,618    10,998
 Net investment income              9,197     3,871     2,449
 Net realized investment gains        116        27        49
                                 --------  --------  --------
   Total revenues                  45,579    34,354    19,776
                                 --------  --------  --------

Benefits and expenses:
 Policy benefits and increase in
  policy liabilities               17,056     9,248     3,964
 Amortization of deferred
  policy acquisition costs         15,765     4,747     3,976
 Other operating expenses          14,006    11,130     5,389
                                 --------  --------  --------
   Total benefits and expenses     46,827    25,125    13,329
                                 --------  --------  --------

(Loss) income before income taxes (1,248)     9,229     6,447
Income tax (benefit) expense      (1,263)     3,230     2,257
                                --------   --------  --------
Net Income                       $    15   $  5,999  $  4,190
                                ========   ========  ========


MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF
OPERATION
--------------------------------------------------------------------------------

RESULTS OF OPERATIONS
    YEAR ENDED DECEMBER 31, 2000 COMPARED TO
DECEMBER 31, 1999
    Premiums, net of reinsurance ceded, were $6.2 million in 2000, a decrease of $3.6 million, or 37%, from $9.8 million in 1999. This decrease is primarily a result of shifting our reinsurance treaties from yearly renewable term to coinsurance, which increased the amount of reinsurance premium relative to our direct business. Gross premiums were $21.2 million in 2000, an increase of $6.4 million, or 43%, from $14.8 million in 1999. New premiums for term insurance products were $8.3 million in 2000, a 9% decrease over the $9.1 million of new premiums in 1999. This decrease is the result of the shift of sales from PHL Variable to another Phoenix insurance subsidiary.

    Insurance and investment product fees were $30.1 million in 2000, an increase of $9.5 million, or 46%, from $20.6 million in 1999. The growth of insurance and investment product fees is attributable to variable annuity products, which increased $7.3 million, due to higher average fund balances from increased sales. Average funds under management increased from $1.2 billion in 1999 to $1.6 billion in 2000. Variable annuity deposits were $454.7 million for the year ended December 31, 2000, a 97% increase from deposits of $230.7 for the year ended December 31, 1999.

    Net investment income was $9.2 million in 2000, an increase of $5.3 million, or 136%, from $3.9 million in 1999. This increase was primarily the result of higher average invested assets supporting the growth in variable annuity business. In addition, on October 1, 1999, a variable annuity dollar cost averaging program commenced which resulted in new sales and increased assets in the general account.

    Policy benefits and increase in policy liabilities were $17.0 million in 2000, an increase of $7.8 million, or 85%, from $9.2 million in 1999. This change is due to a an increase in the amount of interest credited on variable annuity account balances and also an increase in bonus annuity payments for certain variable annuity contracts.

    The amortization of deferred policy acquisition costs was $15.8 million in 2000, an increase of $11.0 million, or 229%, from $4.8 million in 1999. Variable annuity amortization costs increased due to revised estimated gross profits resulting from the future costs of an enhanced commission program, lower assumed investment performance and a decrease to the amortization period. Term amortization increased due to changes in the method of deferring expenses that reversed previous higher deferred expenses.

    Other operating expenses were $14.0 million in 2000, an increase of $2.9 million, or 26%, from $11.1 million in 1999. This increase is primarily related to the increase in sales of our variable annuity products offset by decreases in the term products.


LIQUIDITY AND CAPITAL RESOURCES
    The Company's liquidity requirements are met by anticipating and managing the timing of cash uses and sources provided from insurance operations, investing activities and capital contributions from the parent.


    The growth in sales has created a need for additional cash in order to cover the acquisition costs incurred in operating activities. These liquidity requirements are currently being met through investing activities and by capital contributed by its parent. P.M. Holdings has made capital contributions of $15 million in 2000, $29 million in 1999 and $17 million in 1998.

SEGMENT INFORMATION
    As of the date of this prospectus, the Company offers deferred variable and fixed interest rate annuities and life insurance products. The life products include 10-year and 20-year guaranteed level term products and a single life flexible premium product is being added.


REINSURANCE
    The Company has entered into a reinsurance agreement related to the death benefit on its variable deferred annuities. This agreement transfers the payment obligation for the death benefit on variable deferred annuities to the reinsurer in exchange for a reinsurance premium.

    In addition, other reinsurance agreements are in place for the term and universal life insurance products. These agreements transfer 90% of the life insurance benefit payment obligation to various reinsurers in exchange for a reinsurance premium.

    The ceding of death benefit payments does not discharge the original insurer from its primary liability to the policyholder. The original insurer would remain liable in those situations where the reinsurer is unable to meet the obligations assumed under the reinsurance agreements. The Phoenix Group has established strict standards that govern the placement of reinsurance and monitors ceded insurance security.

COMPETITION
    The Company is engaged in a business that is highly competitive due to the large number of insurance companies and other entities competing in the marketing and sale of insurance and annuity products. There are approximately 2,300 stock, mutual and other types of insurers in the life insurance business in the United States.

EMPLOYEES
    Phoenix employees perform all management and administrative functions. PHL Variable is charged for such services on a time allocation basis.

REGULATION
    PHL Variable is organized as a Connecticut stock life insurance company, and is subject to Connecticut law governing insurance companies. The Company is regulated and supervised by the Connecticut Commissioner of Insurance. By March 1st of every year, an annual statement must be prepared and filed in a form prescribed by the Connecticut Insurance Department. This annual statement reports on the Company's operating results for the preceding calendar year. A statement of financial condition as of December 31st of the preceding calendar year must also be prepared and filed. The Commissioner and his or her agents have the right at all times to review or examine the Company's books and records. A full examination of the Company's operations will be conducted periodically according to the rules and practices of the National Association of Insurance Commissioners ("NAIC"). PHL Variable is subject to the insurance laws and various federal and state securities laws and regulations and to regulatory agencies, such as the SEC and the Connecticut Banking Department, which administer those laws and regulations.

    PHL Variable can be assessed, up to prescribed limits, policyholder losses incurred by insolvent insurers under the insurance guaranty fund laws of most states. The amount of any such future assessments cannot be predicted or estimated. However, the insurance guaranty laws of most states provide for deferring payment or exempting a company from paying such an assessment if it would threaten such insurer's financial strength.

    Several states, including Connecticut, regulate insurers and their affiliates under insurance holding company laws and regulations. Such regulation is applicable to PHL Variable and its affiliates. Under such laws, intercompany transactions, such as dividend payments to parent companies and transfers of assets, may be subject to prior notice and approval, depending on factors such as the size of the transaction in relation to the financial position of the companies.

    Currently, the federal government does not directly regulate the business of insurance. However, federal legislative, regulatory and judicial decisions and initiatives often have significant effects on our business. Types of changes that are most likely to affect our business include changes to: (a) the taxation of life insurance companies; (b) the tax treatment of insurance products; (c) the securities laws, particularly as they relate to insurance and annuity products; (d) the "business of insurance" exemption from many of the provisions of the antitrust laws; and (e) any initiatives directed toward improving the solvency of insurance companies. PHL Variable would also be affected by federal initiatives that have impact on the ownership of, or investment in, United States companies by foreign companies or investors.

EXECUTIVE COMPENSATION
    All of the executive officers of PHL Variable also serve as officers of Phoenix and receive no direct compensation from PHL Variable. Allocations have been made as to the officers' time devoted to duties as executive officers of PHL Variable. No officer or Director of PHL Variable received allocated compensation in excess of $100,000.

DIRECTORS AND OFFICERS OF PHL VARIABLE
--------------------------------------------------------------------------------
NAME                          POSITION WITH REGISTRANT

Carl T. Chadburn              Director

Robert W. Fiondella           Director and Chairman

Michael J. Gilotti            Executive Vice President

Joseph E. Kelleher            Director and Senior
                              Vice President

Robert G. Lautensack, Jr.     Senior Vice President

Philip R. McLoughlin          Director, Executive Vice
                              President and Chief Investment
                              Officer

David W. Searfoss             Director, Executive Vice
                              President and Chief Financial
                              Officer

Simon Y. Tan                  Director and President

Dona D. Young                 Director and Executive
                              Vice President

EXPERTS
--------------------------------------------------------------------------------

    The financial statements of PHL Variable Insurance Company as of December 31, 2000 and 1999 and for each of the three years in the period ended December 31, 2000, included herein, have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accounts, given on the authority of said firm as experts in auditing and accounting.


    Susan E. Schechter, Counsel, Phoenix Home Life Mutual Insurance Company, Hartford, Connecticut has passed upon legal matters relating to the validity of the securities being issued. Ms. Schechter also has provided advice on certain matters relating to federal securities and income tax laws about the Contracts.

LEGAL PROCEEDINGS
--------------------------------------------------------------------------------
    PHL Variable, the Account and PEPCO are not parties to any litigation that would have a material adverse effect upon the Account or the Contracts.

     PHL VARIABLE
     INSURANCE COMPANY
     (A WHOLLY-OWNED SUBSIDIARY OF PM HOLDINGS, INC.)
     FINANCIAL STATEMENTS
     DECEMBER 31, 2000

PHL VARIABLE INSURANCE COMPANY
(A WHOLLY-OWNED SUBSIDIARY OF PM HOLDINGS, INC.)
TABLE OF CONTENTS
--------------------------------------------------------------------------------

                                                                                                               PAGE
Report of Independent Accountants ..........................................................................    F-3

Balance Sheet as of December 31, 2000 and 1999 .............................................................    F-4

Statement of Income, Comprehensive Income and Equity for the year ended
   December 31, 2000, 1999 and 1998.........................................................................    F-5

Statement of Cash Flows for the year ended December 31, 2000, 1999 and 1998 ................................    F-6

Notes to Financial Statements............................................................................F-7 - F-18

PRICEWATERHOUSECOOPERS LLP [LOGO]
--------------------------------------------------------------------------------
                                                   PRICEWATERHOUSECOOPERS LLP
                                                   100 Pearl Street
                                                   Hartford CT 06103-4508
                                                   Telephone     (860) 241 7000
                                                   Facsimile     (860) 241 7590





                        REPORT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors and Stockholder of PHL Variable Insurance Company

In our opinion, the accompanying balance sheet and the related statements of income, comprehensive income and equity and cash flows present fairly, in all material respects, the financial position of PHL Variable Insurance Company at December 31, 2000 and 1999, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ Pricewaterhouse Coopers LLP



February 15, 2001

PHL VARIABLE INSURANCE COMPANY
(A WHOLLY-OWNED SUBSIDIARY OF PM HOLDINGS, INC.)
BALANCE SHEET
--------------------------------------------------------------------------------

                                                                                      AS OF DECEMBER 31,
                                                                          ---------------------------------------
                                                                                  2000                  1999
                                                                          -----------------     -----------------
                                                                                      (IN THOUSANDS)
Assets:
Investments
     Held-to-maturity debt securities, at amortized cost                  $          13,697     $          10,298
     Available-for-sale debt securities, at fair value                              144,217                55,840
     Policy loans                                                                       710                   522
     Short-term investments                                                          72,375                26,140
     Other invested assets                                                            1,618                 1,052
                                                                          -----------------     -----------------
          Total investments                                                         232,617                93,852
Cash and cash equivalents                                                             8,404
Accrued investment income                                                             1,381                   786
Deferred policy acquisition costs                                                    84,842                62,136
Deferred and uncollected premiums                                                     6,790                 6,300
Other assets                                                                          1,942                 4,394
Goodwill, net                                                                           349                   451
Separate account assets                                                           1,321,582             1,257,947
                                                                          -----------------     -----------------

          Total assets                                                    $       1,657,907     $       1,425,866
                                                                          =================     =================
Liabilities:
     Policyholder deposit funds                                           $         195,393     $          64,230
     Policy liabilities and accruals                                                 24,062                14,240
     Deferred income taxes                                                            3,784                   209
     Other liabilities                                                               18,898                11,051
     Separate account liabilities                                                 1,321,582             1,257,947
                                                                          -----------------     -----------------

          Total liabilities                                                       1,563,719             1,347,677
                                                                          -----------------     -----------------
Equity:
     Common stock, $5,000 par value
          (1,000 shares authorized, 500 shares issued and outstanding)                2,500                 2,500
     Additional paid-in capital                                                      79,864                64,864
     Retained earnings                                                               11,553                11,538
     Accumulated other comprehensive income (loss)                                      271                  (713)
                                                                          -----------------     -----------------

          Total equity                                                               94,188                78,189
                                                                          -----------------     -----------------

          Total liabilities and equity                                    $       1,657,907     $       1,425,866
                                                                          =================     =================











        The accompanying notes are an integral part of these statements.

PHL VARIABLE INSURANCE COMPANY
(A WHOLLY-OWNED SUBSIDIARY OF PM HOLDINGS, INC.)
STATEMENT OF INCOME, COMPREHENSIVE INCOME AND EQUITY
--------------------------------------------------------------------------------

                                                                           FOR THE YEAR ENDED DECEMBER 31,
                                                             ------------------------------------------------------
                                                                    2000               1999                1998
                                                             ---------------    ---------------    ----------------
                                                                                (IN THOUSANDS)
Revenues
      Premiums                                               $         6,168    $         9,838    $          6,280
      Insurance and investment product fees                           30,098             20,618              10,998
      Net investment income                                            9,197              3,871               2,449
      Net realized investment gains                                      116                 27                  49
                                                             ---------------    ---------------    ----------------
             Total revenues                                           45,579             34,354              19,776
                                                             ---------------    ---------------    ----------------

 Benefits and expenses
      Policy benefits and increase in policy liabilities              17,056              9,248               3,964
      Amortization of deferred policy acquisition costs               15,765              4,747               3,976
      Other operating expenses                                        14,006             11,130               5,389
                                                             ---------------    ---------------    ----------------
             Total benefits and expenses                              46,827             25,125              13,329
                                                             ---------------    ---------------    ----------------

 (Loss) income before income taxes                                    (1,248)             9,229               6,447

 Income tax (benefit) expense                                         (1,263)             3,230               2,257
                                                             ---------------    ---------------    ----------------
 Net income                                                               15              5,999               4,190
                                                             ---------------    ---------------    ----------------

 Other comprehensive income (loss), net of income
 taxes
      Unrealized gains (losses) on securities                          1,002               (915)                152
      Reclassification adjustment for net realized
          losses included in net income                                  (18)                (5)                (26)
                                                             ---------------    ---------------    ----------------
             Total other comprehensive income (loss)                     984               (920)                126
                                                             ---------------    ---------------    ----------------

 Comprehensive income                                                    999              5,079               4,316
 Capital contributions                                                15,000             29,000              17,000
                                                             ---------------    ---------------    ----------------
 Net increase in equity                                               15,999             34,079              21,316
 Equity, beginning of year                                            78,189             44,110              22,794
                                                             ---------------    ---------------    ----------------

 Equity, end of year                                         $        94,188      $      78,189      $       44,110
                                                             ===============      =============      ==============













        The accompanying notes are an integral part of these statements.

PHL VARIABLE INSURANCE COMPANY
(A WHOLLY-OWNED SUBSIDIARY OF PM HOLDINGS, INC.)
STATEMENT OF CASH FLOWS
--------------------------------------------------------------------------------

                                                                          FOR THE YEAR ENDED DECEMBER 31,
                                                             ------------------------------------------------------
                                                                   2000               1999                1998
                                                             ---------------    ---------------    ----------------
                                                                                (IN THOUSANDS)
 Cash flow from operating activities:
 Net income                                                  $            15    $         5,999    $         4,190

 Adjustments to reconcile net income
    to net cash used for operating activities:
 Net realized investment gains                                          (116)               (27)               (49)
 Amortization of goodwill                                                102                102                107
 Deferred income taxes (benefit)                                       3,045              2,883               (987)
 Increase in accrued investment income                                  (595)              (275)              (254)
 Increase in deferred policy acquisition costs                       (23,845)           (23,807)           (15,815)
 Change in other assets/liabilities                                   19,447              8,856              1,881
                                                             ---------------    ---------------    ---------------

 Net cash used for operating activities                               (1,947)            (6,269)           (10,927)
                                                             ---------------    ---------------    ---------------

 Cash flow from investing activities:
 Proceeds from sales, maturities or repayments of
     available-for-sale debt securities                               25,136             11,664             14,133
 Proceeds from maturities or repayments of
     held-to-maturity debt securities                                  4,375                623                634
 Purchase of available-for-sale debt securities                     (110,700)           (33,397)           (28,360)
 Purchase of held-to-maturity debt securities                         (7,683)            (7,000)            (1,216)
 Increase in policy loans                                               (188)              (273)              (249)
 Change in short-term investments, net                               (46,235)           (19,733)            (6,172)
 Purchase of other invested assets                                      (517)
 Other, net                                                                                 (68)              (168)
                                                             ---------------    ---------------    ---------------

 Net cash used for investing activities                             (135,812)           (48,184)           (21,398)
                                                             ---------------    ---------------    ---------------

 Cash flow from financing activities:
 Capital contributions from parent                                    15,000             29,000             17,000
 Increase in policyholder deposit funds, net of interest
 credited                                                            131,163             24,540             14,759
                                                             ---------------    ---------------    ---------------

 Net cash provided by financing activities                           146,163             53,540             31,759
                                                             ---------------    ---------------    ---------------

 Net change in cash and cash equivalents                               8,404               (913)              (566)

 Cash and cash equivalents, beginning of year                                               913              1,479
                                                             ---------------    ---------------    ---------------

 Cash and cash equivalents, end of year                      $         8,404    $                  $           913
                                                             ===============    ==================================

 Supplemental cash flow information:
 Income taxes (received) paid, net                           $        (2,660)   $         3,338    $         1,711









        The accompanying notes are an integral part of these statements.

PHL VARIABLE INSURANCE COMPANY
(A WHOLLY-OWNED SUBSIDIARY OF PM HOLDINGS, INC.)
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

1.   DESCRIPTION OF BUSINESS

     PHL Variable Insurance Company (PHL Variable) offers variable annuity and non-participating life insurance products in the United States of America. PHL Variable is a wholly-owned subsidiary of PM Holdings, Inc. (PM Holdings). PM Holdings is a wholly-owned subsidiary of Phoenix Home Life Mutual Insurance Company (Phoenix).

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     BASIS OF PRESENTATION

     These financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (GAAP). The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates used in determining insurance and contractholder liabilities, related reinsurance recoverables and income taxes are discussed throughout the Notes to Financial Statements. Certain reclassifications have been made to the 1998 and 1999 amounts to conform with the 2000 presentation.

     VALUATION OF INVESTMENTS

     Investments in debt securities include bonds, mortgage-backed and asset-backed securities. PHL Variable classifies its debt securities as either held-to-maturity or available-for-sale investments. Debt securities held-to-maturity consist of private placement bonds reported at amortized cost, net of impairments, that management intends and has the ability to hold until maturity. Debt securities available-for-sale are reported at fair value with unrealized gains or losses included in equity and consist of public bonds that management may not hold until maturity. Debt securities are considered impaired when a decline in value is considered to be other than temporary.

     For the mortgage-backed and asset-backed bond portion of the debt security portfolio, PHL Variable recognizes income using a constant effective yield based on anticipated prepayments and the estimated economic life of the securities. When actual prepayments differ significantly from anticipated prepayments, the effective yield is recalculated to reflect actual payments to date and anticipated future payments, and any resulting adjustment is included in net investment income.

     Policy loans are generally carried at their unpaid principal balances and are collateralized by the cash values of the related contracts.

     Short-term investments are carried at amortized cost, which approximates fair value. PHL Variable considers highly liquid investments purchased with a maturity date of one year or less to be short-term investments.

     Other invested assets consist primarily of PHL Variable's interest in the separate accounts which are carried at fair value.

     Realized investment gains and losses, other than those related to separate accounts for which PHL Variable does not bear the investment risk, are determined by the specific identification method and reported as a component of revenue. A realized investment loss is recorded when an investment valuation reserve is determined. Valuation reserves are netted against the asset categories to which they apply and changes in the valuation reserves are included in realized investment gains and losses. Unrealized investment gains and losses on debt securities classified as available-for-sale are included as a component of equity, net of deferred income taxes and the assumed impact of net unrealized investment gains and losses on the amortization of deferred policy acquisition costs related to investment contracts.

PHL VARIABLE INSURANCE COMPANY
(A WHOLLY-OWNED SUBSIDIARY OF PM HOLDINGS, INC.)
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

     CASH AND CASH EQUIVALENTS

     Cash and cash equivalents include cash on hand and money market instruments.

     DEFERRED POLICY ACQUISITION COSTS

     The costs of acquiring new business, principally commissions, underwriting, distribution and policy issue expenses, all of which vary with and are primarily related to the production of new business, are deferred. Deferred policy acquisition costs (DAC) are subject to recoverability testing at the time of policy issue and loss recognition at the end of each accounting period.

     For universal life insurance policies, limited pay and investment type contracts, DAC is amortized in proportion to total estimated gross profits over the expected life of the contracts using estimated gross margins arising principally from investment, mortality and expense margins and surrender charges based on historical and anticipated experience, updated at the end of each accounting period.

     GOODWILL

     Goodwill represents the excess of the cost of business acquired over the fair value of net assets. These costs are amortized on a straight-line basis over a period of 10 years, corresponding with the benefits expected to be derived from the acquisition. The propriety of the carrying value of goodwill is periodically reevaluated in accordance with Statement of Financial Accounting Standards (SFAS) No. 121, "Accounting for the Impairment of Long-lived Assets and Long-lived Assets to be Disposed Of," by comparing estimates of future undiscounted cash flows to the carrying value of the assets. Assets are considered impaired if the carrying value exceeds the expected future undiscounted cash flows. Analyses are performed at least annually or more frequently if warranted by events and circumstances affecting PHL Variable's business.

     SEPARATE ACCOUNTS

     Separate account assets and liabilities are funds maintained in accounts to meet specific investment objectives of contractholders who can either choose to bear the full investment risk or can choose guaranteed investment earnings subject to certain conditions.

     For contractholders who bear the investment risk, investment income and investment gains and losses accrue directly to such contractholders. The assets of each account are legally segregated and are not subject to claims that arise out of any other business of PHL Variable. The assets and liabilities are carried at market value. Deposits, net investment income and realized investment gains and losses for these accounts are excluded from revenues, and the related liability increases are excluded from benefits and expenses. Amounts assessed to the contractholders for management services are included in revenues.

     For Market Value Adjusted separate accounts, contractholders are credited interest at a guaranteed rate if the account is held until the end of the guarantee period. If funds are withdrawn from the account prior to the end of the guarantee period, a market value adjustment is applied, which means that the funds received may be higher or lower than the account value, depending on whether current interest rates are higher, lower or equal to the guaranteed interest rate. In these separate accounts, appreciation or depreciation of assets, undistributed net investment income and investment or other sundry expenses are reflected as net income or loss in PHL Variable's interest in the separate accounts.

PHL VARIABLE INSURANCE COMPANY
(A WHOLLY-OWNED SUBSIDIARY OF PM HOLDINGS, INC.)
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

     POLICYHOLDER DEPOSIT FUNDS

     Policyholder deposit funds consist of deposits received from customers and investment earnings on their fund balances, less administrative charges.

     INVESTMENT PRODUCT FEES

     Revenues for investment-type products consist of net investment income and contract charges assessed against the fund values (fees). Related benefit expenses primarily consist of net investment income credited to the fund values after deduction for investment and risk charges.

     POLICY LIABILITIES AND ACCRUALS

     Future policy benefits are liabilities for life insurance products. Such liabilities are established in amounts adequate to meet the estimated future obligations of policies in force. Liabilities for universal life policies include deposits received from customers and investment earnings on their fund balances, which range from 4.00% to 7.15%, less administrative and mortality charges.

     PREMIUM AND FEE REVENUE AND RELATED EXPENSES

     Term life insurance premiums are recorded as premium revenue pro-rata over the related contract periods. Benefits, losses and related expenses are matched with premiums over the related contract periods. Revenues for investment-related products consist of net investment income and contract charges assessed against the fund values. Related benefit expenses primarily consist of net investment income credited to the fund values after deduction for investment and risk charges. Revenues for universal life products consist of net investment income and mortality, administration and surrender charges assessed against the fund values during the period. Related benefit expenses include universal life benefit claims in excess of fund values and net investment income credited to universal life fund values.

     REINSURANCE

     PHL Variable utilizes reinsurance agreements to provide for greater diversification of business, allow management to control exposure to potential losses arising from large risks and provide additional capacity for growth.

     Assets and liabilities related to reinsurance ceded contracts are reported on a gross basis. The cost of reinsurance related to long-duration contracts is accounted for over the life of the underlying reinsured policies using assumptions consistent with those used to account for the underlying policies.

     INCOME TAXES

     For the tax year ended December 31, 2000, PHL Variable will file a separate federal income tax return as required under Internal Revenue Code Section 1504(c). PHL Variable has been filing on a separate company basis since December 31, 1996.

     Deferred income taxes result from temporary differences between the tax basis of assets and liabilities and their recorded amounts for financial reporting purposes. These differences result primarily from policy liabilities and accruals, policy acquisition costs and unrealized gains or losses on investments.

PHL VARIABLE INSURANCE COMPANY
(A WHOLLY-OWNED SUBSIDIARY OF PM HOLDINGS, INC.)
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

     EMPLOYEE BENEFIT PLANS

     Phoenix sponsors pension and savings plans for its employees and agents, and those of its subsidiaries. The multi-employer qualified plans comply with requirements established by the Employee Retirement Income Security Act of 1974 (ERISA) and excess benefit plans provide for that portion of pension obligations which is in excess of amounts permitted by ERISA. Phoenix also provides certain health care and life insurance benefits for active and retired employees. PHL Variable incurs applicable employee benefit expenses through the process of cost allocation by Phoenix.

     Applicable information regarding the actuarial present value of vested and non-vested accumulated plan benefits, and the net assets of the plans available for benefits is omitted, as the information is not separately calculated for PHL Variable's participation in the plans. The amount of such allocated benefits is not significant to the financial statements. However, with respect to the Phoenix Home Life Mutual Insurance Company Employee Pension Plan, the total assets of the plan exceeded the actuarial present value of vested benefits at January 1, 2000, the date of the most recent actuarial valuation. The other postretirement benefit plans were unfunded as of December 31, 2000, and in accordance with the SFAS No. 106, "Employers' Accounting for Postretirement Benefits," Phoenix, the plan sponsor, established an accrued liability.

     RECENT ACCOUNTING PRONOUNCEMENTS

     On January 1, 1999, PHL Variable adopted Statement of Position (SOP) 97-3, "Accounting by Insurance and Other Enterprises for
     Insurance-Related Assessments." SOP 97-3 provides guidance for assessments related to insurance activities. The adoption of SOP 97-3 did not have a material impact on PHL Variable's Balance Sheet and Statement of Income, Comprehensive Income and Equity.

3.   SIGNIFICANT TRANSACTIONS

     REORGANIZATION

     On June 16, 2000, Phoenix submitted to the staff of the State of New York Insurance Department a draft Plan of Reorganization whereby Phoenix would convert, pursuant to the New York Insurance Law, from a New York mutual life insurance company to a New York stock life insurance company and become a wholly-owned subsidiary of a newly formed holding company. The Plan of Reorganization was approved by Phoenix's board of directors on December 18, 2000 and subsequently amended and restated on January 26, 2001 but has yet to be approved by the State of New York Insurance Department.

PHL VARIABLE INSURANCE COMPANY
(A WHOLLY-OWNED SUBSIDIARY OF PM HOLDINGS, INC.)
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

4.   INVESTMENTS

     Information pertaining to PHL Variable's investments, net investment income and realized and unrealized investment gains and losses follows:

     DEBT SECURITIES

     The amortized cost and fair value of investments in debt securities as of December 31, 2000 were as follows:

                                                                        GROSS         GROSS
                                                        AMORTIZED     UNREALIZED    UNREALIZED       FAIR
                                                          COST          GAINS         LOSSES         VALUE
                                                       -----------   ------------  ------------   ------------
                                                                          (IN THOUSANDS)

     HELD-TO-MATURITY:
     State and political subdivision bonds             $     1,860   $        236                 $      2,096
     Corporate securities                                   11,837            621  $        (43)        12,415
                                                       -----------   ------------  ------------   ------------

     Total                                             $    13,697   $        857  $        (43)  $     14,511
                                                       ===========   ============  ============   ============

     AVAILABLE-FOR-SALE:
     U.S. government and agency bonds                  $     6,468   $        366  $        (12)  $      6,822
     State and political subdivision bonds                  10,339             22           (78)        10,283
     Corporate securities                                   25,616            165          (880)        24,901
     Mortgage-backed or asset-backed securities            100,974          1,267           (30)       102,211
                                                       -----------   ------------  ------------   ------------

     Total                                             $   143,397   $      1,820  $     (1,000)  $    144,217
                                                       ===========   ============  ============   ============


     The amortized cost and fair value of investments in debt securities as of December 31, 1999 were as follows:

                                                                        GROSS          GROSS
                                                        AMORTIZED     UNREALIZED     UNREALIZED       FAIR
                                                          COST          GAINS          LOSSES        VALUE
                                                       -----------   ------------  ------------   ------------
                                                                            (IN MILLIONS)
     HELD-TO-MATURITY:
     Corporate securities                              $    10,298   $        136  $       (169)  $     10,265
                                                       ===========   ============  ============   ============

     AVAILABLE-FOR-SALE:
     U.S. government and agency bonds                  $     6,475   $          3   $      (156)  $      6,322
     State and political subdivision bonds                  10,366                         (343)        10,023
     Corporate securities                                   16,637                         (983)        15,654
     Mortgage-backed or asset-backed securities             24,194                         (353)        23,841
                                                       -----------   ------------  ------------   ------------

     Total                                             $    57,672   $          3   $    (1,835)  $     55,840
                                                       ===========   ============   ===========   ============


PHL VARIABLE INSURANCE COMPANY
(A WHOLLY-OWNED SUBSIDIARY OF PM HOLDINGS, INC.)
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

     The amortized cost and fair value of debt securities, by contractual sinking fund payment and maturity, as of December 31, 2000 are shown below. Actual maturity may differ from contractual maturity because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties, or PHL Variable may have the right to put or sell the obligations back to the issuers.

                                                            HELD-TO-MATURITY           AVAILABLE-FOR-SALE
                                                         AMORTIZED      FAIR         AMORTIZED       FAIR
                                                           COST         VALUE          COST          VALUE
                                                       -----------   ------------  ------------   ------------
                                                                           (IN THOUSANDS)


     Due in one year or less                                                        $     7,394   $      7,384
     Due after one year through five years             $     5,837   $      6,024        16,345         16,331
     Due after five years through ten years                  6,000          6,391         9,990         10,373
     Due after ten years                                     1,860          2,096         8,694          7,918
     Mortgage-backed or asset-backed securities                                         100,974        102,211
                                                       -----------   ------------  ------------   ------------

     Total                                             $    13,697   $     14,511  $    143,397   $    144,217
                                                       ===========   ============  ============   ============

     NET INVESTMENT INCOME

     The components of net investment income for the year ended December 31, were as follows:

                                                                    2000            1999             1998
                                                             ---------------  --------------   ---------------
                                                                              (IN THOUSANDS)

     Debt securities                                         $         7,254  $        3,362   $         2,142
     Policy loans                                                         12               7                 1
     Short-term investments                                            2,049             561               344
                                                             ---------------  --------------   ---------------

       Sub-total                                                       9,315           3,930             2,487
     Less: investment expenses                                           118              59                38
                                                             ---------------  --------------   ---------------

     Net investment income                                   $         9,197  $        3,871   $         2,449
                                                             ===============  ==============   ===============


     INVESTMENT GAINS AND LOSSES

     Net unrealized gains (losses) on securities available-for-sale and carried at fair value for the year ended December 31, were as follows:

                                                                   2000             1999            1998
                                                             ---------------  --------------   ---------------
                                                                              (IN THOUSANDS)

     Debt securities                                         $         2,652  $       (2,399)  $           333
     DAC                                                              (1,139)            983              (139)
     Deferred income taxes (benefits)                                    529            (496)               68
                                                             ---------------  --------------   ---------------

     Net unrealized investment gains (losses)
        on securities available-for-sale                     $           984  $         (920)  $           126
                                                             ===============  ==============   ===============

PHL VARIABLE INSURANCE COMPANY
(A WHOLLY-OWNED SUBSIDIARY OF PM HOLDINGS, INC.)
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

     The proceeds from sales of available-for-sale debt securities for the years ended December 31, 2000, 1999 and 1998 were $1.5 million, $6.0 million, and $10.0 million, respectively. The gross realized gains associated with these sales were $20.6 thousand, $7.4 thousand, and $37.7 thousand in 2000, 1999 and 1998, respectively.

5.   GOODWILL

     PHL Variable was acquired by way of a stock purchase agreement on May 31, 1994 and was accounted for under the purchase method of accounting. The assets and liabilities were recorded at fair value as of the date of acquisition and the goodwill of $1.02 million was pushed down to PHL Variable from PM Holdings.

     Goodwill was as follows:

                                                                      DECEMBER 31,
                                                       ----------------------------------------
                                                               2000                  1999
                                                       ------------------      ----------------
                                                                    (IN THOUSANDS)
     Goodwill                                         $            1,020       $          1,020
     Accumulated amortization                                       (671)                  (569)
                                                      ------------------       ----------------
     Total goodwill, net                              $              349       $            451
                                                      ==================       ================

6.   INCOME TAXES

     A summary of income taxes (benefits) applicable to income before income taxes for the year ended December 31, was as follows:

                                           2000                1999                  1998
                                   ------------------   ----------------     ------------------
Income taxes:
   Current                         $          (4,308)   $            347      $           3,244
   Deferred                                    3,045               2,883                   (987)
                                   ------------------   ----------------     ------------------
Total                              $          (1,263)   $          3,230      $           2,257
                                   ==================   ================     ==================

     The income taxes attributable to the results of operations are different than the amounts determined by multiplying income before taxes by the statutory income tax rate. The sources of the difference and the income tax effects of each for the year ended December 31, were as follows:

                                          2000                    1999                  1998
                                    ---------------------- --------------------- -----------------------
                                     (IN THOUSANDS)    %    (IN THOUSANDS)   %    (IN THOUSANDS)    %
                                    ---------------  ----- --------------- ----- ---------------  ------

     Income tax (benefit)
       expense at statutory rate    $          (437)   35% $       3,230     35% $         2,256     35%
     Dividend received deduction
      and tax-exempt interest                  (853)   68%            (1)     0%
     Other, net                                  27   (2)%             1      0%               1      0%
                                    ---------------  ----- --------------  ----- ---------------  ------
     Income taxes                   $        (1,263)  101% $       3,230     35% $         2,257     35%
                                    ===============  ===== ==============  ===== ===============  ======

PHL VARIABLE INSURANCE COMPANY
(A WHOLLY-OWNED SUBSIDIARY OF PM HOLDINGS, INC.)
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

     The net deferred income tax liability represents the income tax effects of temporary differences. The components as of December 31, were as follows:

                                                              2000                    1999
                                                        ----------------        ----------------
                                                                     (IN THOUSANDS)
     DAC                                                $         25,084        $         17,890
     Surrender charges                                           (14,715)                (17,597)
     Unearned premium/deferred revenue                              (296)                   (115)
     Investments                                                      93                     104
     Future policyholder benefits                                  2,033                     376
     Net operating loss carryforward                              (8,373)
     Other                                                          (187)                    (65)
                                                        ----------------        ----------------
                                                                   3,639                     593
     Net unrealized investment gains (losses)                        145                    (384)
                                                        ----------------        ----------------

     Deferred income tax liability, net                 $          3,784        $            209
                                                        ================        ================

     Gross deferred income tax assets totaled $23.6 million and $18.2 million at December 31, 2000 and 1999, respectively. Gross deferred income tax liabilities totaled $27.4 million and $18.4 million at December 31, 2000 and 1999, respectively. It is management's assessment, based on PHL Variable's earnings and projected future taxable income, that it is more likely than not that the deferred income tax assets at December 31, 2000 and 1999, will be realized.

     PHL Variable's income tax return is not currently being examined; however, income tax years 1998 through 2000 remain open for examination. Management does not believe that there will be a material adverse effect on the financial statements as a result of pending income tax matters.

7.   COMPREHENSIVE INCOME

     The components of, and related income tax effects for, other comprehensive income (loss) for the year ended December 31, were as follows:

                                                                  2000             1999              1998
                                                             ---------------  ----------------  ---------------
                                                                              (IN THOUSANDS)
     Unrealized gains (losses) on securities
       available-for-sale:                                   $         1,540  $         (1,409) $           234
     Before-tax amount                                                   538              (494)              82
                                                             ---------------  ----------------  ---------------
     Income tax expense (benefit)                                      1,002              (915)             152
                                                             ---------------  ----------------  ---------------
     Total

     Reclassification adjustment for net losses realized
      in net income:
     Before-tax amount                                                   (27)               (7)             (40)
     Income tax benefit                                                   (9)               (2)             (14)
                                                             ---------------  ----------------  ---------------
     Total                                                               (18)               (5)             (26)
                                                             ---------------  ----------------  ---------------

     Net unrealized gains (losses) on securities
      available-for-sale:
     Before-tax amount                                                 1,513            (1,416)             194
     Income tax expense (benefit)                                        529              (496)              68
                                                             ---------------  ----------------  ---------------
     Total                                                   $           984  $           (920) $           126
                                                             ===============  ================  ===============

PHL VARIABLE INSURANCE COMPANY
(A WHOLLY-OWNED SUBSIDIARY OF PM HOLDINGS, INC.)
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

     The following table summarizes accumulated other comprehensive income
     (loss) balances:

                                                                          DECEMBER 31,
                                                            -----------------------------------------
                                                                  2000                    1999
                                                            -----------------       -----------------
                                                                         (IN THOUSANDS)
     Accumulated other comprehensive income
      (loss) on securities available-for-sale:
     Balance, beginning of year                             $            (713)      $             207
     Change during period                                                 984                    (920)
                                                            -----------------       -----------------
     Balance, end of year                                   $             271       $            (713)
                                                            =================       =================

8.   REINSURANCE

     PHL Variable entered into a reinsurance treaty on January 1, 1996 to cover death benefits in excess of account balances on variable contracts. The treaty stopped accepting new business on December 31, 1999. Another reinsurance treaty became effective January 1, 1999 which covered products introduced in 1999. Premiums paid by PHL Variable on the reinsurance contracts were $1,185 thousand, $1,114 thousand and $668 thousand, less claims of $188 thousand, $22 thousand and $13 thousand for the year ended December 31, 2000, 1999 and 1998, respectively.

     In connection with PHL Variable's life insurance products, automatic treaties have been established with a number of reinsurers and their subsidiaries, covering either 80% or 90% of the net amount at risk, depending on the individual treaty, on a first dollar basis. PHL Variable had approximately $1.0 billion of net insurance in force, including $9.7 billion of direct in force less $8.7 billion of reinsurance ceded as of December 31, 2000. PHL Variable had approximately $0.7 billion of net insurance in force, including $6.5 billion of direct in force less $5.8 billion of reinsurance ceded as of December 31, 1999. Approximately $638.7 thousand of claims were recovered in 2000. No claims were recovered for the years 1999 and 1998.

     For PHL Variable's life insurance products, a stop loss treaty between Phoenix and PHL Variable was introduced in 1998. There were no reinsurance recoverables as of December 31, 2000 and 1999. There were no claims recovered as of December 31, 2000. Claims recovered were $455 thousand as of December 31, 1999.

9.   RELATED PARTY TRANSACTIONS

     Phoenix provides services and facilities to PHL Variable and is reimbursed through a cost allocation process. The expenses allocated to PHL Variable were $34.3 million, $22.0 million and $8.7 million for the year ended December 31, 2000, 1999 and 1998, respectively. Amounts payable to Phoenix were $15.8 million and $2.8 million as of December 31, 2000 and 1999, respectively.

     Phoenix Investment Partners Ltd., through its affiliated registered investment advisors, provides investment services to PHL Variable for a fee. Investment advisory fees incurred by PHL Variable were $2.1 million, $2.2 million and $1.3 million for the year ended December 31, 2000, 1999 and 1998, respectively. Amounts payable to the affiliated investment advisors were $19 thousand and $7 thousand, as of December 31, 2000 and 1999, respectively.

     Phoenix Equity Planning Corporation (PEPCO), a wholly-owned subsidiary of Phoenix Investment Partners, is the principal underwriter of PHL Variable's annuity contracts. Contracts may be purchased through registered representatives of a Phoenix affiliate, W.S. Griffith & Co., Inc., as well as other outside broker dealers who are licensed to sell PHL Variable annuity contracts. Concessions paid to PEPCO, which in turn paid commissions for contracts sold through W.S. Griffith & Co., Inc., and other outside broker dealers, were $20.0 million, $9.8 million and $9.6 million for the year ended December 31, 2000, 1999 and 1998, respectively.

PHL VARIABLE INSURANCE COMPANY
(A WHOLLY-OWNED SUBSIDIARY OF PM HOLDINGS, INC.)
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

     Amounts payable to PEPCO were $2.3 million and $0.8 million, as of December 31, 2000 and 1999, respectively.

     PHL Associates, Inc., an indirect wholly-owned subsidiary of Phoenix, sells and services various PHL Variable non-participating life insurance products through its insurance agents. Concessions paid to PHL Associates were $2.6 million, $2.6 million and $2.5 million for the year ended December 31, 2000, 1999 and 1998, respectively. Amounts payable to PHL Associates were $41 thousand and $0.9 million, as of December 31, 2000 and 1999, respectively.

10.  DEFERRED POLICY ACQUISITION COSTS

     The following reflects the amount of policy acquisition costs deferred and amortized for the year ended December 31:

                                                               2000                    1999
                                                        -----------------       ----------------
                                                                     (IN THOUSANDS)

     Balance at beginning of year                       $          62,136       $         36,686
     Acquisition cost deferred                                     39,610                 29,214
     Amortized to expense during the year                         (15,765)                (4,747)
     Adjustment to net unrealized investment
        (losses) gains included in other
        comprehensive income                                       (1,139)                   983
                                                        -----------------       ----------------
     Balance at end of year                             $          84,842       $         62,136
                                                        =================       ================

11.  FAIR VALUE DISCLOSURES OF FINANCIAL INSTRUMENTS

     Other than debt securities held-to-maturity, financial instruments that are subject to fair value disclosure requirements (insurance contracts are excluded) are carried in the financial statements at amounts that approximate fair value. The fair values presented for certain financial instruments are estimates which, in many cases, may differ significantly from the amounts which could be realized upon immediate liquidation. In cases where market prices are not available, estimates of fair value are based on discounted cash flow analyses which utilize current interest rates for similar financial instruments which have comparable terms and credit quality.

     The following methods and assumptions were used to estimate the fair value of each class of financial instruments:

     SHORT-TERM INVESTMENTS, CASH AND CASH EQUIVALENTS

     For these short-term investments, the carrying amount approximates fair value.

     DEBT SECURITIES

     Fair values are based on quoted market prices, where available, or quoted market prices of comparable instruments. Fair values of private placement debt securities are estimated using discounted cash flows that reflect interest rates currently being offered with similar terms to borrowers of similar credit quality.

     POLICY LOANS

     Fair values are estimated as the present value of loan interest and policy loan repayments discounted at the ten year Treasury rate. Loan repayments were assumed only to occur as a result of anticipated policy lapses, and it was assumed that annual policy loan interest payments were made at the guaranteed loan rate less 17.5 basis points. Discounting was at the ten year Treasury rate, except for policy loans with a variable policy loan rate. Variable policy loans have

PHL VARIABLE INSURANCE COMPANY
(A WHOLLY-OWNED SUBSIDIARY OF PM HOLDINGS, INC.)
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

     an interest rate that is periodically reset based upon market rates and therefore, book value is a reasonable approximation of fair value.

     INVESTMENT CONTRACTS

     Variable annuity contracts have guarantees of less than one year for which interest credited is closely tied to rates earned on owned assets. For such liabilities, fair value is assumed to be equal to the stated liability balances. The contract liability balances for December 31, 2000 and 1999 were $195.4 million and $64.2 million, respectively.

     OTHER INVESTED ASSETS

     Other invested assets consist primarily of PHL Variable's interest in the separate accounts which are carried at fair value.

12.  STATUTORY FINANCIAL INFORMATION

     The insurance subsidiaries of Phoenix are required to file annual statements with state regulatory authorities prepared on an accounting basis prescribed or permitted by such authorities. There were no material practices not prescribed by the State of Connecticut Insurance Department as of December 31, 2000, 1999 and 1998. Statutory surplus differs from equity reported in accordance with GAAP for life insurance companies primarily because policy acquisition costs are expensed when incurred, investment reserves are based on different assumptions, postretirement benefit costs are based on different assumptions and reflect a different method of adoption, life insurance reserves are based on different assumptions and income tax expense reflects only taxes paid or currently payable.

     The following reconciles the statutory net income of PHL Variable as reported to regulatory authorities to the net income as reported in these financial statements for the year ended December 31:

                                                      2000               1999              1998
                                                 ---------------    --------------    --------------
                                                                    (IN THOUSANDS)

     Statutory net income                        $       (32,352)   $       (1,655)   $        1,542
     DAC, net                                             23,845            24,466            15,815
     Future policy benefits                               20,219           (13,826)          (14,056)
     Deferred income taxes                               (11,418)           (2,883)              987
     Other, net                                             (279)             (103)              (98)
                                                 ---------------    --------------    --------------

     Net income, as reported                     $            15    $        5,999    $        4,190
                                                 ===============    ==============    ==============

PHL VARIABLE INSURANCE COMPANY
(A WHOLLY-OWNED SUBSIDIARY OF PM HOLDINGS, INC.)
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

     The following reconciles the statutory surplus and asset valuation reserve (AVR) of PHL Variable as reported to regulatory authorities to equity as reported in these financial statements as of December 31:

                                                       2000                    1999
                                                 -----------------       -----------------
                                                                (IN THOUSANDS)

     Statutory surplus and AVR                   $          49,624       $          66,354
     DAC, net                                               85,247                  61,403
     Future policy benefits                                (29,336)                (48,721)
     Investment valuation allowances                           459                  (1,089)
     Deferred income taxes                                 (12,156)                   (209)
     Other, net                                                350                     451
                                                 -----------------       -----------------

     Equity, as reported                         $          94,188       $          78,189
                                                 =================       =================

     The Connecticut Insurance Holding Act limits the maximum amount of annual dividends or other distributions available to stockholders of Connecticut domiciled insurance companies without prior approval of the Insurance Commissioner. Under current law, the maximum dividend distribution that may be made by PHL Variable during 2000 without prior approval is subject to restrictions relating to statutory surplus.

     In 1998, the National Association of Insurance Commissioners (NAIC) adopted the Codification of Statutory Accounting Principles guidance, which replaces the current Accounting and Practices and Procedures manual as the NAIC's primary guidance on statutory accounting as of January 1, 2001. The Codification provides guidance for areas where statutory accounting has been silent and changes current statutory accounting in some areas, e.g., deferred income taxes are recorded.

     The State of Connecticut Insurance Department has adopted the Codification guidance, effective January 1, 2001. The effect of adoption on PHL Variable's statutory surplus is expected to increase surplus approximately $584.1 thousand (unaudited), primarily as a result of recording deferred income taxes.

13.  COMMITMENTS AND CONTINGENCIES

     In the normal course of its business operations, PHL Variable is involved with litigation from time to time with claimants, beneficiaries and others, and a number of litigation matters were pending as of December 31, 2000. It is the opinion of management, after consultation with counsel, that the ultimate liability with respect to these claims, if any, will not materially affect the financial position or results of operations of PHL Variable.

                                     PART II

                    INFORMATION NOT REQUIRED IN A PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

            Not applicable.


ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Section 5.9 of the Connecticut Corporation Law & Practice, provides that a corporation may indemnify any director or officer of the corporation made, or threatened to be made, a party to an action or proceeding other than one by or in the right of the corporation to procure a judgment in its favor, whether civil or criminal, including an action by or in the right of any other corporation of any type or kind, by reason of the fact that he, his testator or intestate, served such other corporation in any capacity at the request of the indemnifying corporation.

    Article III Section 14 of the By-laws of the Company provides: "Each Director, officer or employee of the Company, and his heirs, executors or administrators, shall be indemnified or reimbursed by the Company for all expenses necessarily incurred by him in connection with the defense or reasonable settlement of any action, suit or proceeding in which he is made a party by reason of his being or having been a Director, officer or employee of the Company, or of any other company which he was serving as a Director or officer at the request of the Company, except in relation to matters as to which such Director, officer or employee is finally adjudged in such action, suit or proceeding to be liable for negligence or misconduct in the performance of his duties as such Director, officer or employee. The foregoing right of indemnification or reimbursement shall not be exclusive of any other rights to which he may be entitled under any statute, by-law, agreement, vote of shareholders or otherwise."

    Insofar as indemnification for liability arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

          Not applicable.

ITEM 16.  EXHIBITS

        1. Underwriting Agreement - Incorporated by reference to Registrant's Filing on Form S-1, File No. 333-55240 filed via Edgar on February 8, 2001 [Accession Number 0000949377-01-000029].

        2. Plan of acquisition, reorganization arrangement, liquidation or succession - Not applicable.

        3. (i) Articles of Incorporation - Incorporated by reference to Registrant's Filing on Form S-1, File No. 333-55240 filed via Edgar on February 8, 2001 [Accession Number
                  0000949377-01-000029].

             (ii) By-laws - Incorporated by reference to Registrant's Filing on
                  Form S-1, File No. 333-55240 filed via Edgar on February 8, 2001 [Accession Number 0000949377-01-000029].

        4. Form of Variable Annuity contract with MVA Rider - Incorporated by reference to Registrant's Form S-1, File No. 333-20277 filed via Edgar on January 23, 1997 [Accession Number 0000949377-97-000005].

        5.   Opinion regarding legality - Refer to exhibit 23.2.

        8.   Opinion regarding tax matters - Not applicable.

        9.   Voting trust agreement - Not applicable.

        10.  Material contracts - Not applicable.

        11. Statement regarding computation of per-share earnings - Not applicable.

        12.  Statements regarding computation of ratios - Not applicable.

        15. Letter regarding unaudited interim financial information - Not applicable.

        16.  Letter regarding change in certifying accountant - Not applicable.

        21.  Subsidiaries of the Registrant - Not applicable.

        23.1 Consent of PricewaterhouseCoopers LLP.

        23.2 Opinion and Consent of Susan E. Schechter, Esq.

        24. (a) Powers of attorney for Mssrs. Fiondella, Kelleher, McLoughlin, Searfoss and Tan - Incorporated by reference to Registrant's Post-Effective Amendment No. 1 File No. 333-20277 filed via Edgar on April 28, 1998 [Accession Number
                  0000949377-98-000057].

             (b) Power of attorney for Carl T. Chadburn - Incorporated by reference to Registrant's Form S-1 File No. 333-55240 filed via Edgar on February 8, 2001 [Accession Number
                  0000949377-01-000029].

         25. Statement of eligibility of Trustee - Not applicable.

         26. Invitation for competitive bids - Not applicable.

  ITEM 17.   UNDERTAKINGS

         The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers of sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

              (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4)   Not applicable.


ITEM 18.  FINANCIAL STATEMENTS AND SCHEDULES

          Financial Statements and Schedules conforming to the requirement of Regulation S-X are filed herewith.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hartford, State of Connecticut, on this 30th day of March, 2001.

                                         PHL VARIABLE INSURANCE COMPANY

                                         By /S/ Simon Y. Tan*
                                            ----------------------
                                            Simon Y. Tan
                                            President



    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the persons in the capacities indicated with PHL Variable Insurance Company on this 30th day of March, 2001.

      SIGNATURE                             TITLE
      ---------                             -----

/s/ Carl T. Chadburn*               Director
------------------------
Carl T. Chadburn

/s/ Robert W. Fiondella*            Director and Chairman of the Board
------------------------            (Principal Executive Officer)
Robert W. Fiondella

/s/ Joseph E. Kelleher*             Director
------------------------
Joseph E. Kelleher

/s/ Philip R. McLoughlin*           Director
------------------------
Philip R. McLoughlin

/s/ David W. Searfoss*              Director, Executive Vice President,
------------------------            Chief Financial Officer and Treasurer
David W. Searfoss                   (Principal Financial and Accounting Officer)

/s/ Simon Y. Tan*                   Director, President
------------------------
Simon Y. Tan

/s/ Dona D. Young
------------------------            Director and Executive Vice President
Dona D. Young


By: /s/ DONA D. YOUNG
------------------------
    Dona D. Young

  *DONA D. YOUNG, as Attorney-in-Fact pursuant to Powers of Attorney filed with Registrant's post-effective amendment no. 1 to Form S-1, file no. 333-20277, on April 28, 1998 [Accession Number 0000949377-98-000057].

**DONA D. YOUNG, as Attorney-in-Fact pursuant to Power of Attorney filed with Registrant's Form S-1, File No. 333-55240 on February 8, 2001 [Accession Number 0000949377-01-000029].

                                      S-1